                        Filed Pursuant To Rule 424(b)(3)
                     Registration Statement No. 333-62128

                                  Prospectus
                                  ----------

                           SunGard Data Systems Inc.

                       8,277,346 Shares of Common Stock

     The stockholders of SunGard Data Systems Inc. listed in this prospectus under the title "Selling Stockholders" are offering and selling 8,277,346 shares of SunGard common stock pursuant to this prospectus. SunGard will not receive any part of the proceeds from the sale of these shares of common stock.

     The selling stockholders may sell their SunGard common stock in one or more transactions on the New York Stock Exchange at prevailing market prices or at privately negotiated prices.

     Investing in the shares involves risks, some of which are described under "Risk Factors" beginning on page 4.

     SunGard's common stock is listed on the New York Stock Exchange under the symbol "SDS." On July 18, 2001, the last reported sale price of the common stock was $ 32.11 per share.

     Neither the Securities and Exchange Commission nor any state securities Commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is July 19, 2001

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     You should rely only on the information or representations provided in this prospectus. SunGard has not authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


                               Table of Contents

                                                                                          Page
                                                                                          ----
Where You Can Find More Information....................................................      3
About SunGard..........................................................................      4
Use Of Proceeds........................................................................      4
Forward-Looking Statements.............................................................      4
Risk Factors...........................................................................      4
Selling Stockholders...................................................................      6
Plan of Distribution...................................................................      7
Legal Opinion..........................................................................      8
Experts................................................................................      8

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                      Where You Can Find More Information

     SunGard has filed a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") that provides additional information about SunGard and the SunGard common stock owned by the selling stockholders. This prospectus is part of that registration statement, but does not contain certain information that is in the registration statement. For such additional information, you must read that registration statement along with its exhibits.

     SunGard files annual, quarterly and special reports, proxy statement and other information with the SEC. You may read and copy any document SunGard files at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You may also obtain such materials and any other information about SunGard at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding SunGard and other registrants that electronically file their reports with the SEC. The address of the site is http://www.sec.gov.

     The SEC allows SunGard to "incorporate by reference" the information SunGard files with them, which means that SunGard can disclose important information to you by referencing you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that SunGard files with the SEC will automatically update and supersede this information. SunGard incorporates by reference the documents listed below and any future filings SunGard makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 until the selling stockholders sell all of the shares or until May 31, 2003, whichever is earlier.

     . SunGard's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 30, 2001;

     . SunGard's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed on May 15, 2001;

     .    SunGard's Proxy Statement on Schedule 14A filed on April 3, 2001; and

     . The description of SunGard Common Stock that is incorporated by reference in SunGard's registration statement on Form 8-A filed on May 14, 1997, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

          Investor Relations
          SunGard Data Systems Inc.
          1285 Drummers Lane
          Wayne, Pennsylvania 19087
          telephone: (610) 341-8700.

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

                                 About SunGard

     SunGard is a computer services and application software company. SunGard provides specialized investment support systems and computer disaster recovery services. SunGard is a Delaware corporation that was organized in 1982. SunGard's principal executive offices are located at 1285 Drummers Lane, Wayne, Pennsylvania, 19087, and its telephone number is (610) 341-8700.

                                Use Of Proceeds

     All net proceeds from the sale of the SunGard shares will go to the selling stockholders who offer and sell their shares. Accordingly, SunGard will not receive any proceeds from the sale of the shares by the selling stockholders.

                          Forward-Looking Statements

     This prospectus and other SunGard communications contain forward-looking statements that are subject to risks and uncertainties and that may change at any time and differ from actual results. Forward-looking statements include information about possible or assumed future financial results of SunGard and usually contain words such as "believes," "intends," "expects," "anticipates" or similar expressions. SunGard derives most of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions. While SunGard believes that its assumptions are reasonable, it cautions that there are inherent difficulties in predicting certain important factors such as:

     .    the timing and magnitude of software sales;
     . the effect of general economic and market issues on software and services buying decisions;
     .    the timing and scope of technological advances;
     .    the integration and performance of acquired businesses;
     .    the prospects for future acquisitions;
     .    the ability to attract and retain key personnel; and
     .    the overall condition of the financial services industry.

     Certain of these factors are further discussed below. These factors, as and when applicable, and those discussed below should be considered in evaluating SunGard's forward-looking statements and any investment in SunGard's common stock.

                                 Risk Factors

     You should carefully consider the risks described below before making any investment decision. The risks and uncertainties described below are not the only ones facing SunGard. Additional risks and uncertainties not presently known to SunGard or that SunGard currently deems immaterial may also impair SunGard's business operations. If any of the following risks actually occur, SunGard's business, financial condition or results of future operations could be materially adversely affected. In such case, the trading price of SunGard's common stock could decline, and you may lose all or part of your investment.

SunGard's growth strategy depends in part on acquisitions. If SunGard is unable to acquire

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

businesses on favorable terms or successfully integrate and manage the businesses acquired, SunGard's business and financial results may suffer.

     SunGard intends to grow by expanding its existing businesses and by acquiring similar or complementary businesses. This growth strategy is subject to a number of risks that could adversely affect SunGard's business and financial results, including:

     . SunGard may not be able to find suitable businesses to acquire on affordable terms;

     . competition from other acquirors and stock market fluctuations may make it more difficult for SunGard to find and complete acquisitions;

     . SunGard may have to raise money in the debt or equity markets to finance future acquisitions; and

     . changes in accounting, tax, securities or other regulations may make it more difficult or costly for SunGard to continue to grow by acquiring similar or complementary businesses.

     The businesses acquired by SunGard may perform worse than expected or may be more difficult to integrate and manage than expected. If that happens, SunGard's business and financial results may suffer for a number of reasons, including:

     . SunGard may have to devote unanticipated financial and management resources to the acquired businesses;

     . SunGard may not be able to realize expected operating efficiencies or product integration benefits; and

     .    SunGard may have to write off goodwill or other intangible assets.

SunGard's success depends in part on adapting its computer services and software to changes in technology and changes in its clients' businesses. If SunGard does not successfully update its software and services, or if its new products or services are not timely delivered or well received by clients, SunGard's business and financial results may suffer.

     SunGard's ability to successfully update its services and software and timely develop and deliver new products and services required by its clients is subject to a number of risks that could adversely affect SunGard's business and financial results, including:

     . SunGard may find it difficult to update its services and software and timely develop and deliver its new products and services in a cost-effective manner, especially when faced with rapid technological changes that are hard to predict;

     . SunGard may find it difficult to make its products work over the Internet or to integrate its products into straight-through processing solutions;

     . SunGard may find it difficult to update its services and software to keep pace with business, regulatory and other developments in the financial services industry in which most of SunGard's clients operate; and

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

     . new developments in patent law may make it more difficult or costly for SunGard to add or retain important features in its software and services.

SunGard's business is dependent largely on the financial services industry. If that industry does poorly, SunGard's business and financial results may suffer.

     SunGard sells most of its computer services and software to banks, mutual funds, brokers, insurance companies and other financial services firms. If the financial services industry or SunGard's clients in the financial services industry experience problems, SunGard's business and financial results could be adversely affected. For example, SunGard may suffer if securities trading activity declines, the number or value of managed portfolios decreases, or there is continued consolidation among firms in the financial services industry.

SunGard's business is dependent on skilled personnel. If SunGard is unable to attract and retain skilled personnel, SunGard's business and financial results may suffer.

     SunGard's future success depends on the continued service and availability of skilled personnel, particularly skilled technical, sales and management personnel. Experienced personnel in the information-technology industry are in high demand and competition for their talents is intense. There can be no assurance that SunGard will be able to successfully attract and retain the personnel that it needs. If SunGard is unable to successfully attract and retain skilled personnel, SunGard's ability to provide its products and services may be impeded. Even if SunGard is able to attract and retain the skilled personnel it needs, SunGard's recruitment and compensation expenses could grow faster than revenues, which could adversely affect SunGard's financial results.


                             Selling Stockholders

     The following table provides certain information as of the date of this prospectus regarding each selling stockholder's ownership of SunGard common stock and as adjusted to give effect to the sale of the shares offered by this prospectus. All of the shares being offered by the selling stockholders were acquired by them as a result of SunGard's acquisition of Loanet Holdings, Inc. on May 31, 2001. The shares are being registered to permit public secondary trading in the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."

     All of the selling stockholders were directors, officers and stockholders of Loanet Holdings, Inc. prior to its acquisition by SunGard. Mr. Rappaport is President of SunGard Securities Finance Inc. (formerly known as Loanet Holdings, Inc.), a subsidiary of SunGard. The selling stockholders do not intend to retain any shares after the offering.

                                                                       # of Shares      # of Shares
                                                                      Owned Before     Being Offered
                        Name of Selling Stockholder                   the Offering        For Sale
          ------------------------------------------------------     --------------   ---------------
          Neil S. Hirsch.........................................         5,620,526         5,620,526
          Steven N. Rappaport....................................         2,043,708         2,043,708
          Alan L. Zimmermann.....................................           613,112           613,112

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

                             Plan of Distribution

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell the shares from time to time in one or more transactions on the New York Stock Exchange (which may involve block transactions), in special offerings, in negotiated transactions, or otherwise. Such sales may be made at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 might be sold under the terms of such rule rather than pursuant to this prospectus.

     The selling stockholders may use brokers or dealers to sell their shares. If this happens, such brokers or dealers may receive commissions or discounts from the selling stockholders in amounts negotiated immediately prior to the sale. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and their commissions or discounts and other compensation may be deemed underwriters' compensation.

     If a selling stockholder notifies SunGard of any other material arrangement that it has entered into with a broker or dealer for selling shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, SunGard will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Securities Act of 1933. In that supplemented prospectus, SunGard will disclose:

     .    the name of each such broker-dealer;
     .    the number of shares involved;
     .    the price at which such shares were sold;
     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
     .    any other facts material to the transaction.

     This registration statement will remain effective until the earlier of (i) the date on which all of the shares included in the registration statement have been distributed to the public, (ii) the date on which all of the shares included in the registration statement may be transferred in a three-month period under Rule 144 or (iii) May 31, 2003.

     SunGard will pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the shares, all legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to the New York Stock Exchange and all printing fees incurred in connection herewith. Each selling stockholder will pay his, her or its own legal and accounting fees and any other expenses incurred by the selling stockholder. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling such shares.

     SunGard has agreed to indemnify the selling stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act of 1933. Each selling stockholder has agreed to indemnify SunGard, its directors, and its officers who sign the registration statement against certain liabilities, including liabilities arising under the Securities Act of 1933.

                                 Legal Opinion

          Blank Rome Comisky & McCauley LLP has given its opinion on the legality of the shares being registered.


                                    Experts

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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